EXHIBIT 99.2

ENTERPRISE PRODUCTS GP, LLC
RECAST OF EXHIBIT 99.1 FROM CURRENT REPORT
ON FORM 8-K DATED NOVEMBER, 16, 2009

TABLE OF CONTENTS

Unaudited Supplemental Condensed Consolidated Balance Sheet at September 30, 2009	2

Notes to Unaudited Supplemental Condensed Consolidated Balance Sheet:
1. Company Organization and Basis of Presentation	3
2. General Accounting Matters	5
3. Accounting for Equity Awards	7
4. Derivative Instruments, Hedging Activities and Fair Value Measurements	11
5. Inventories	18
6. Property, Plant and Equipment	19
7. Investments in Unconsolidated Affiliates	20
8. Business Combinations	20
9. Intangible Assets and Goodwill	21
10. Debt Obligations	22
11. Equity	25
12. Business Segments	26
13. Related Party Transactions	26
14. Commitments and Contingencies	29
15. Significant Risks and Uncertainties	33
16. Subsequent Events	34

ENTERPRISE PRODUCTS GP, LLC
UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET
AT SEPTEMBER 30, 2009
(Dollars in millions)

ASSETS
Current assets:
Cash and cash equivalents	$77.4
Restricted cash	102.8
Accounts and notes receivable – trade, net of allowance for doubtful accounts of $17.0	2,579.6
Accounts receivable – related parties	9.6
Inventories (see Note 5)	1,220.6
Derivative assets (see Note 4)	199.5
Prepaid and other current assets	168.0
Total current assets	4,357.5
Property, plant and equipment, net	17,297.0
Investments in unconsolidated affiliates	899.3
Intangible assets, net of accumulated amortization of $765.6	1,093.2
Goodwill	2,018.3
Deferred tax asset	1.1
Other assets	264.9
Total assets	$25,931.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable – trade	$399.7
Accounts payable – related parties	44.2
Accrued product payables	2,657.4
Accrued interest payable	163.1
Other accrued expenses	55.1
Derivative liabilities (see Note 4)	264.6
Other current liabilities	263.5
Total current liabilities	3,847.6
Long-term debt: (see Note 10)
Senior debt obligations – principal	10,404.0
Junior subordinated notes – principal	1,532.7
Other	62.5
Total long-term debt	11,999.2
Deferred tax liabilities	69.6
Other long-term liabilities	151.2
Commitments and contingencies
Equity: (see Note 11)
Member’s interest	540.0
Accumulated other comprehensive loss	(1.4)
Total member’s equity	538.6
Noncontrolling interest	9,325.1
Total equity	9,863.7
Total liabilities and equity	$25,931.3

See Notes to Unaudited Supplemental Condensed Consolidated Balance Sheet.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Except per unit amounts, or as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1.  Company Organization and Basis of Presentation

Company Organization

Enterprise Products GP, LLC is a Delaware limited liability company that was formed in April 1998 to become the general partner of Enterprise Products Partners L.P.  The business purpose of Enterprise Products GP, LLC is to manage the affairs and operations of Enterprise Products Partners L.P.  At September 30, 2009, Enterprise GP Holdings L.P. owned 100% of the membership interests of Enterprise Products GP, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “the Company” are intended to mean and include the business and operations of Enterprise Products GP, LLC, as well as its consolidated subsidiaries, which include Enterprise Products Partners L.P. and its consolidated subsidiaries.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries, which now includes TEPPCO Partners, L.P. and its general partner.  Enterprise Products Partners is a publicly traded Delaware limited partnership, the registered common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPD.”  References to “EPGP” mean Enterprise Products GP, LLC, individually as the general partner of Enterprise Products Partners, and not on a consolidated basis.  Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”).  Enterprise Products Partners and EPO were formed to acquire, own and operate certain natural gas liquids (“NGLs”) related businesses of EPCO, Inc.

References to “Enterprise GP Holdings” mean the business and operations of Enterprise GP Holdings L.P. and its consolidated subsidiaries.  Enterprise GP Holdings is a publicly traded Delaware limited partnership, the registered units of which are listed on the NYSE under the ticker symbol “EPE.”  References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

References to “TEPPCO” and “TEPPCO GP” mean TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC (which is the general partner of TEPPCO), respectively, prior to their mergers with subsidiaries of Enterprise Products Partners.  On October 26, 2009, Enterprise Products Partners completed its mergers with TEPPCO and TEPPCO GP (such related mergers referred to herein individually and together as the “TEPPCO Merger”).  See Note 16 for additional information regarding the TEPPCO Merger.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries.  References to “LE GP” mean LE GP, LLC, which is the general partner of Energy Transfer Equity.  Enterprise GP Holdings owns noncontrolling interests in both LE GP and Energy Transfer Equity.  Enterprise GP Holdings accounts for its investments in LE GP and Energy Transfer Equity using the equity method of accounting.

References to “Employee Partnerships” mean EPE Unit L.P., EPE Unit II, L.P., EPE Unit III, L.P., Enterprise Unit L.P., EPCO Unit L.P., TEPPCO Unit L.P., and TEPPCO Unit II L.P., collectively, all of which are privately held affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc. and its wholly-owned privately held affiliates, which are related parties to all of the foregoing named entities.  Dan L. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

For financial reporting purposes, Enterprise Products Partners consolidates the balance sheet of Duncan Energy Partners L.P. (“Duncan Energy Partners”) with that of its own.  Enterprise Products Partners controls Duncan Energy Partners through the ownership of its general partner, DEP Holdings, LLC (“DEP GP”).  Public ownership of Duncan Energy Partners’ net assets is presented as a component of noncontrolling interest in our Unaudited Supplemental Condensed Consolidated Balance Sheet.  The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, neither Enterprise Products Partners nor EPGP have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

Basis of Presentation

General.  EPGP owns a 2% general partner interest in Enterprise Products Partners, which conducts substantially all of its business.  EPGP has no independent operations and no material assets outside those of Enterprise Products Partners.  The number of reconciling items between our consolidated balance sheet and that of Enterprise Products Partners are few.  The most significant difference is that relating to noncontrolling interest ownership in our net assets by the limited partners of Enterprise Products Partners, and the elimination of our investment in Enterprise Products Partners with our underlying capital account in Enterprise Products Partners.

Noncontrolling Interests.  Effective January 1, 2009, we adopted new accounting guidance that has been codified under Accounting Standards Codification (“ASC”) 810, Consolidation, which established accounting and reporting standards for noncontrolling interests, which were previously identified as minority interest in our Unaudited Condensed Consolidated Balance Sheet.  The new guidance requires, among other things, that noncontrolling interests be presented as a component of equity on our Unaudited Condensed Consolidated Balance Sheet (i.e., elimination of the “mezzanine” presentation previously used for minority interest).

The Unaudited Supplemental Condensed Consolidated Balance Sheet included in this Exhibit 99.2 reflects the changes required under ASC 810.  This Unaudited Supplemental Condensed Consolidated Balance Sheet and Notes thereto should be read in conjunction with the Audited Supplemental Consolidated Balance Sheet and Notes thereto included in Exhibit 99.1 of this Current Report on Form 8-K.

TEPPCO Merger.  Since Enterprise Products Partners, TEPPCO and TEPPCO GP are under common control of Mr. Duncan, the TEPPCO Merger was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  The inclusion of TEPPCO and TEPPCO GP in our Unaudited Supplemental Condensed Consolidated Balance Sheet was effective January 1, 2005 because an affiliate of EPCO under common control with Enterprise Products Partners originally acquired ownership interests in TEPPCO GP in February 2005.

Our Unaudited Supplemental Condensed Consolidated Balance Sheet prior to the TEPPCO Merger reflects the combined financial information of Enterprise Products Partners, TEPPCO and TEPPCO GP on a 100% basis.  Third party and related party ownership interests in TEPPCO and TEPPCO GP prior to the merger have been reflected as “Former owners of TEPPCO” a component of noncontrolling interest.

Our Unaudited Supplemental Condensed Consolidated Balance Sheet has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  The balance sheets of TEPPCO and TEPPCO GP were prepared from the separate accounting records maintained by TEPPCO and TEPPCO GP.  All intercompany balances and transactions were eliminated in consolidation.

We revised our business segments and related disclosures to reflect the TEPPCO Merger.  Our reorganized business segments reflect the manner in which these businesses are managed and reviewed by the chief executive officer of EPGP.  Under our new business segment structure, we have five reportable business segments:  (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii)

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Onshore Crude Oil Pipelines & Services; (iv) Offshore Pipelines & Services; and (v) Petrochemical & Refined Products Services.

Note 2.  General Accounting Matters

Estimates

Preparing our supplemental balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect amounts presented in the supplemental balance sheet (e.g. assets and liabilities) and disclosures about contingent assets and liabilities.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

Fair Value Information

Cash and cash equivalents and restricted cash, accounts receivable, accounts payable and accrued expenses, and other current liabilities are carried at amounts which reasonably approximate their fair values due to their short-term nature.  The estimated fair values of our fixed rate debt are based on quoted market prices for such debt or debt of similar terms and maturities.  The carrying amounts of our variable rate debt obligations reasonably approximate their fair values due to their variable interest rates.  See Note 4 for fair value information associated with our derivative instruments.  The following table presents the estimated fair values of our financial instruments at September 30, 2009:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents and restricted cash	$180.2	$180.2
Accounts receivable	2,589.2	2,589.2
Financial liabilities:
Accounts payable and accrued expenses	3,319.5	3,319.5
Other current liabilities	263.5	263.5
Fixed-rate debt (principal amount)	9,986.7	10,450.6
Variable-rate debt	1,950.0	1,950.0

Recent Accounting Developments

The following information summarizes recently issued accounting guidance that will or may affect our future balance sheets.

Generally Accepted Accounting Principles.  In June 2009, the FASB published ASC 105, Generally Accepted Accounting Principles, as the source of authoritative GAAP for U.S. companies.  The ASC reorganized GAAP into a topical format and significantly changes the way users research accounting issues.  For SEC registrants, the rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP.  References to specific GAAP now refer exclusively to the ASC.  We adopted the new codification on September 30, 2009.

Fair Value Measurements.  In April 2009, the FASB issued ASC 820, Fair Value Measurements and Disclosures, to clarify fair value accounting rules.  This new accounting guidance establishes a process to determine whether a market is active and a transaction is consummated under distress.  Companies should review several factors and use professional judgment to ascertain if a formerly active market has become inactive.  When estimating fair value, companies are required to place more weight on observable transactions in orderly markets.  Our adoption of this new guidance on June 30, 2009 did not have any impact on our supplemental consolidated balance sheet or related disclosures.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

In August 2009, the FASB issued Accounting Standards Update 2009-05, Measuring Liabilities at Fair Value, to clarify how an entity should estimate the fair value of liabilities.  If a quoted price in an active market for an identical liability is not available, a company must measure the fair value of the liability using one of several valuation techniques (e.g., quoted prices for similar liabilities or present value of cash flows).  Our adoption of this new guidance on October 1, 2009 did not have any impact on our supplemental consolidated balance sheet or related disclosures.

Financial Instruments.  In April 2009, the FASB issued ASC 825, Financial Instruments, which requires companies to provide in each interim report both qualitative and quantitative information regarding fair value estimates for financial instruments not recorded on the balance sheet at fair value.  Previously, this was only an annual requirement.  Apart from adding the required fair value disclosures within this Note 2, our adoption of this new guidance on June 30, 2009 did not have a material impact on our supplemental consolidated balance sheet or related disclosures.

Subsequent Events.  In May 2009, the FASB issued ASC 855, Subsequent Events, which governs the accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  The date through which an entity has evaluated subsequent events is now a required disclosure.  Our adoption of this guidance on June 30, 2009 did not have any impact on our supplemental consolidated balance sheet.

Consolidation of Variable Interest Entities.  In June 2009, the FASB amended consolidation guidance for variable interest entities (“VIEs”) under ASC 810.  VIEs are entities whose equity investors do not have sufficient equity capital at risk such that the entity cannot finance its own activities.  When a business has a “controlling financial interest” in a VIE, the assets, liabilities and profit or loss of that entity must be consolidated.  A business must also consolidate a VIE when that business has a “variable interest” that (i) provides the business with the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) funds most of the entity’s expected losses and/or receives most of the entity’s anticipated residual returns.  The amended guidance:

▪	eliminates the scope exception for qualifying special-purpose entities;

▪	amends certain guidance for determining whether an entity is a VIE;

▪	expands the list of events that trigger reconsideration of whether an entity is a VIE;

▪	requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE;

▪	requires continuous assessments of whether a company is the primary beneficiary of a VIE; and

▪	requires enhanced disclosures about a company’s involvement with a VIE.

The amended guidance is effective for us on January 1, 2010.  At September 30, 2009, we did not have any VIEs based on prior guidance.  We are in the process of evaluating the amended guidance; however, our adoption and implementation of this guidance is not expected to have an impact on our consolidated balance sheet.

Restricted Cash

Restricted cash represents amounts held in connection with our commodity derivative instruments portfolio and related physical natural gas and NGL purchases.  Additional cash may be restricted to maintain this portfolio as commodity prices fluctuate or deposit requirements change.  At September 30, 2009, our restricted cash amounts were $102.8 million.  See Note 4 for additional information regarding derivative instruments and hedging activities.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Subsequent Events

We have evaluated subsequent events through December 18, 2009, which is the date of we filed this Exhibit 99.2 to Current Report on Form 8-K.

Note 3.  Accounting for Equity Awards

Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO.  We record our pro rata share of such costs based on the percentage of time each employee spends on our consolidated business activities.  Such awards were not material to our consolidated financial position.

EPCO 1998 Long-Term Incentive Plan

The EPCO 1998 Long-Term Incentive Plan (“EPCO 1998 Plan”) provides for the issuance of up to 7,000,000 of Enterprise Products Partners’ common units.  After giving effect to the issuance or forfeiture of option awards and restricted unit awards through September 30, 2009, a total of 428,847 additional common units could be issued under the EPCO 1998 Plan.

Unit Option Awards.  The following table presents option activity under the EPCO 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Strike Price	Contractual	Intrinsic
	Units	(dollars/unit)	Term (in years)	Value (1)
Outstanding at December 31, 2008	2,168,500	$26.32
Granted (2)	30,000	$20.08
Exercised	(56,000)	$15.66
Forfeited	(365,000)	$26.38
Outstanding at September 30, 2009	1,777,500	$26.54	4.6	$3.0
Options exercisable at
September 30, 2009	652,500	$23.71	4.7	$3.0

(1)   Aggregate intrinsic value reflects fully vested unit options at September 30, 2009.
(2)   Aggregate grant date fair value of these unit options issued during 2009 was $0.2 million based on the following assumptions: (i) a grant date market price of Enterprise Products Partners’ common units of $20.08 per unit; (ii) expected life of options of 5.0 years; (iii) risk-free interest rate of 1.81%; (iv) expected distribution yield on Enterprise Products Partners’ common units of 10%; and (v) expected unit price volatility on Enterprise Products Partners’ common units of 72.76%.

The total intrinsic value of option awards exercised during the three months ended September 30, 2009 was $0.3 million.  For the nine months ended September 30, 2009, the total intrinsic value of option awards exercised was $0.6 million.

During the nine months ended September 30, 2009, we received cash of $0.5 million, from the exercise of option awards granted under the EPCO 1998 Plan.  Conversely, our option-related reimbursements to EPCO during this period were $0.5 million.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Restricted Unit Awards.  The following table summarizes information regarding our restricted unit awards under the EPCO 1998 Plan for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2008	2,080,600
Granted (2)	1,016,950	$20.65
Vested	(244,300)	$26.66
Forfeited	(194,400)	$28.92
Restricted units at September 30, 2009	2,658,850

(1)   Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)   Net of forfeitures, aggregate grant date fair value of restricted unit awards issued during 2009 was $21.0 million based on grant date market prices of Enterprise Products Partners’ common units ranging from $20.08 to $27.66 per unit. Estimated forfeiture rates ranged between 4.6% and 17%.

The total fair value of restricted unit awards that vested during the three and nine months ended September 30, 2009 was $6.2 million and $6.5 million, respectively.

Phantom Unit Awards and Distribution Equivalent Rights.  No phantom unit awards or distribution equivalent rights have been issued as of September 30, 2009 under the EPCO 1998 Plan.

Enterprise Products 2008 Long-Term Incentive Plan

The Enterprise Products 2008 Long-Term Incentive Plan (“EPD 2008 LTIP”) provides for the issuance of up to 10,000,000 of Enterprise Products Partners’ common units.  After giving effect to the issuance or forfeiture of option awards through September 30, 2009, a total of 7,865,000 additional common units could be issued under the EPD 2008 LTIP.

Unit Option Awards.  The following table presents unit option activity under the EPD 2008 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Strike Price	Contractual
	Units	(dollars/unit)	Term (in years)
Outstanding at December 31, 2008	795,000	$30.93
Granted (1)	1,430,000	$23.53
Forfeited	(90,000)	$30.93
Outstanding at September 30, 2009 (2)	2,135,000	$25.97	4.9

(1)   Net of forfeitures, aggregate grant date fair value of these unit options issued during 2009 was $6.5 million based on the following assumptions: (i) a weighted-average grant date market price of Enterprise Products Partners’ common units of $23.53 per unit; (ii) weighted-average expected life of options of 4.9 years; (iii) weighted-average risk-free interest rate of 2.14%; (iv) expected weighted-average distribution yield on Enterprise Products Partners’ common units of 9.37%; (v) expected weighted-average unit price volatility on Enterprise Products Partners’ common units of 57.11%. An estimated forfeiture rate of 17% was applied to awards granted during 2009.
(2)   No unit options were exercisable as of September 30, 2009.

Phantom Unit Awards.  There were a total of 10,600 phantom units outstanding at September 30, 2009 under the EPD 2008 LTIP.  These awards cliff vest in 2011 and 2012.  At September 30, 2009, we had accrued an immaterial liability for compensation related to these phantom unit awards.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

DEP GP Unit Appreciation Rights

At September 30, 2009, we had a total of 90,000 outstanding unit appreciation rights (“UARs”) granted to non-employee directors of DEP GP that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.  At September 30, 2009, we had accrued an immaterial liability for compensation related to these UARs.

TEPPCO 1999 Phantom Unit Retention Plan

There were a total of 2,800 phantom units outstanding under the TEPPCO 1999 Phantom Unit Retention Plan (“TEPPCO 1999 Plan”) at September 30, 2009, which cliff vest in January 2010.  During the first quarter of 2009, 2,800 phantom units that were outstanding at December 31, 2008 under the TEPPCO 1999 Plan were forfeited.  Additionally, in April 2009, 13,000 phantom units vested, resulting in a cash payment of $0.3 million.  At September 30, 2009, TEPPCO had accrued a liability balance of $0.1 million, for compensation related to the TEPPCO 1999 Plan.

Effective upon the consummation of the TEPPCO Merger (see Note 16), we assumed the unvested phantom units outstanding on October 26, 2009 under the TEPPCO 1999 Plan and, based on the TEPPCO Merger exchange ratio, converted them into an equivalent number of Enterprise Products Partners’ phantom units.  The vesting terms and other provisions remain unchanged.

TEPPCO 2000 Long-Term Incentive Plan

On December 31, 2008, 11,300 phantom units vested and $0.2 million was paid out to participants in the first quarter of 2009.  There are no remaining phantom units outstanding under the TEPPCO 2000 Long-Term Incentive Plan.

TEPPCO 2005 Phantom Unit Plan

On December 31, 2008, 36,600 phantom units vested and $0.6 million was paid out to participants in the first quarter of 2009. There are no remaining phantom units outstanding under the TEPPCO 2005 Phantom Unit Plan.

EPCO 2006 TPP Long-Term Incentive Plan

The EPCO 2006 TPP Long-Term Incentive Plan (“TEPPCO 2006 LTIP”) provides for the issuance of up to 5,000,000 of TEPPCO’s units.  After giving effect to the issuance or forfeiture of unit options and restricted units through September 30, 2009, a total of 4,268,546 additional units of TEPPCO could be issued under the TEPPCO 2006 LTIP.  However, after giving effect to the TEPPCO Merger, no additional units will be issued under the TEPPCO 2006 LTIP other than our common units pursuant to awards we assumed under this plan in accordance with the TEPPCO Merger agreements.

Effective upon the consummation of the TEPPCO Merger (see Note 16), we assumed the unvested awards outstanding on October 26, 2009 under the TEPPCO 2006 LTIP and, based on the TEPPCO Merger exchange ratio, converted them into an equivalent number of Enterprise Products Partners’ awards except for UARs and phantom unit awards held by non-employee directors of TEPPCO GP which were settled in cash.  The vesting terms and other provisions remain unchanged.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

TEPPCO Unit Options.  The following table presents unit option activity under the TEPPCO 2006 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/unit)	Term (in years)
Outstanding at December 31, 2008	355,000	$40.00
Granted (1)	329,000	$24.84
Forfeited	(205,000)	$33.45
Outstanding at September 30, 2009 (2)	479,000	$32.39	4.5

(1)   Net of forfeitures, aggregate grant date fair value of these awards granted during 2009 was $1.4 million based on the following assumptions: (i) weighted-average expected life of the options of 4.8 years; (ii) weighted-average risk-free interest rate of 2.1%; (iii) weighted-average expected distribution yield on TEPPCO’s units of 11.3% and (iv) weighted-average expected unit price volatility on TEPPCO’s units of 59.3%. An estimated forfeiture rate of 17% was applied to awards granted during 2009.
(2)   No unit options were exercisable as of September 30, 2009.

TEPPCO Restricted Units. The following table summarizes information regarding TEPPCO’s restricted unit awards under the TEPPCO 2006 LTIP for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2008	157,300
Granted (2)	141,950	$23.98
Vested	(5,000)	$34.63
Forfeited	(45,850)	$35.25
Restricted units at September 30, 2009	248,400

(1)   Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited awards is determined before an allowance for forfeitures.
(2)   Net of forfeitures, aggregate grant date fair value of restricted unit awards issued during 2009 was $3.4 million based on grant date market prices of TEPPCO’s units ranging from $28.81 to $34.40 per unit. An estimated forfeiture rate of 17% was applied to awards granted during 2009.

The total fair value of TEPPCO’s restricted unit awards that vested during the nine months ended September 30, 2009 was $0.1 million.

TEPPCO UARs and Phantom Units.  At September 30, 2009, there were a total of 95,654 UARs outstanding that had been granted under the TEPPCO 2006 LTIP to non-employee directors of TEPPCO GP and 265,160 UARs outstanding that were granted to certain employees of EPCO who work on behalf of TEPPCO.  These UAR awards to employees are subject to five year cliff vesting.  If the employee resigns prior to vesting, their UAR awards are forfeited.  The UAR awards held by non-employee directors of TEPPGO GP were settled in cash on the effective date of the TEPPCO Merger.

As of September 30, 2009, there were a total of 1,647 phantom unit awards outstanding that had been granted under the TEPPCO 2006 LTIP to non-employee directors of TEPPCO GP.  The phantom unit awards were settled in cash on the effective date of the TEPPCO Merger.

Employee Partnerships

On October 26, 2009, TEPPCO Unit was dissolved and its assets distributed to its partners.  Also on October 26, 2009, the 123,185 TEPPCO units held by TEPPCO Unit II were exchanged for 152,749 of

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners’ common units in connection with the TEPPCO Merger.  See Note 16 for additional information regarding the TEPPCO Merger.

Note 4.  Derivative Instruments, Hedging Activities and Fair Value Measurements

In the course of our normal business operations, we are exposed to certain risks, including changes in interest rates, commodity prices and, to a limited extent, foreign exchange rates.  In order to manage risks associated with certain identifiable and anticipated transactions, we use derivative instruments.  Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates, commodity prices or currency values.  Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics.  Substantially all of our derivatives are used for non-trading activities.

We are required to recognize derivative instruments at fair value as either assets or liabilities on the balance sheet.  While all derivatives are required to be reported at fair value on the balance sheet, changes in fair value of the derivative instruments will be reported in different ways depending on the nature and effectiveness of the hedging activities to which they are related.  After meeting specified conditions, a qualified derivative may be specifically designated as a total or partial hedge of:

▪	Changes in the fair value of a recognized asset or liability, or an unrecognized firm commitment.

▪	Variable cash flows of a forecasted transaction.

▪	Foreign currency exposure, such as through an unrecognized firm commitment.

An effective hedge is one in which the change in fair value of a derivative instrument can be expected to offset 80% to 125% of changes in the fair value of a hedged item at inception and throughout the life of the hedging relationship.  The effective portion of a hedge is the amount by which the derivative instrument exactly offsets the change in fair value of the hedged item during the reporting period.  Conversely, ineffectiveness represents the change in the fair value of the derivative instrument that does not exactly offset the change in the fair value of the hedged item.  Any ineffectiveness associated with a hedge is recognized in earnings immediately.  Ineffectiveness can be caused by, among other things, changes in the timing of forecasted transactions or a mismatch of terms between the derivative instrument and the hedged item.

Interest Rate Derivative Instruments

We utilize interest rate swaps, treasury locks and similar derivative instruments to manage our exposure to changes in the interest rates of certain consolidated debt agreements.  This strategy is a component in controlling our cost of capital associated with such borrowings.

The following table summarizes our interest rate derivative instruments outstanding at September 30, 2009, all of which were designated as hedging instruments under ASC 815-20, Hedging - General:

	Number and Type of	Notional	Period of	Rate	Accounting
Hedged Transaction	Derivative Employed	Amount	Hedge	Swap	Treatment
Enterprise Products Partners:
Senior Notes C	1 fixed-to-floating swap	$100.0	1/04 to 2/13	6.4% to 2.8%	Fair value hedge
Senior Notes G	3 fixed-to-floating swaps	$300.0	10/04 to 10/14	5.6% to 2.6%	Fair value hedge
Senior Notes P	7 fixed-to-floating swaps	$400.0	6/09 to 8/12	4.6% to 2.7%	Fair value hedge
Duncan Energy Partners:
Variable-interest rate borrowings	3 floating-to-fixed swaps	$175.0	9/07 to 9/10	0.3% to 4.6%	Cash flow hedge

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

At times, we may use treasury lock derivative instruments to hedge the underlying U.S. treasury rates related to forecasted issuances of debt.

During the nine months ended September 30, 2009, we entered into three forward starting interest rate swaps to hedge the underlying benchmark interest payments related to the forecasted issuances of debt.

	Number and Type of	Notional	Period of	Average Rate	Accounting
Hedged Transaction	Derivative Employed	Amount	Hedge	Locked	Treatment
Future debt offering	1 forward starting swap	$50.0	6/10 to 6/20	3.3%	Cash flow hedge
Future debt offering	2 forward starting swaps	$200.0	2/11 to 2/21	3.6%	Cash flow hedge

The fair market value of the forward starting swaps was $8.1 million at September 30, 2009.  We entered into one additional forward starting swap for $50.0 million in October 2009 to hedge the February 2011 to February 2021 future debt offering.

For information regarding consolidated fair value amounts of interest rate derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items” within this Note 4.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Commodity Derivative Instruments

The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, demand, general market uncertainty and a variety of additional factors that are beyond our control. In order to manage the price risk associated with such products, we enter into commodity derivative instruments such as forwards, basis swaps and futures contracts.  The following table summarizes our commodity derivative instruments outstanding at September 30, 2009:

	Volume (1)		Accounting
Derivative Purpose	Current	Long-Term (2)	Treatment
Derivatives designated as hedging instruments:
Enterprise Products Partners:
Natural gas processing:
Forecasted natural gas purchases for plant thermal reduction (“PTR”) (3)	16.6 Bcf	n/a	Cash flow hedge
Forecasted NGL sales	1.0 MMBbls	n/a	Cash flow hedge
Octane enhancement:
Forecasted purchases of NGLs	0.1 MMBbls	n/a	Cash flow hedge
Forecasted sales of NGLs	n/a	0.1 MMBbls	Cash flow hedge
Forecasted sales of octane enhancement products	1.0 MMBbls	n/a	Cash flow hedge
Natural gas marketing:
Natural gas storage inventory management activities	7.2 Bcf	n/a	Fair value hedge
Forecasted purchases of natural gas	n/a	3.0 Bcf	Cash flow hedge
Forecasted sales of natural gas	4.2 Bcf	0.9 Bcf	Cash flow hedge
NGL marketing:
Forecasted purchases of NGLs and related hydrocarbon products	2.7 MMBbls	0.1 MMBbls	Cash flow hedge
Forecasted sales of NGLs and related hydrocarbon products	7.0 MMBbls	0.4 MMBbls	Cash flow hedge

Derivatives not designated as hedging instruments:
Enterprise Products Partners:
Natural gas risk management activities (4) (5)	313.3 Bcf	34.4 Bcf	Mark-to-market
Crude oil risk management activities (6)	4.7 MMBbls	n/a	Mark-to-market
Duncan Energy Partners:
Natural gas risk management activities (5)	1.7 Bcf	n/a	Mark-to-market
(1)   Volume for derivatives designated as hedging instruments reflects the total amount of volumes hedged whereas volume for derivatives not designated as hedging instruments reflects the absolute value of derivative notional volumes.
(2)   The maximum term for derivatives included in the long-term column is December 2012.
(3)   PTR represents the British thermal unit equivalent of the NGLs extracted from natural gas by a processing plant, and includes the natural gas used as plant fuel to extract those liquids, plant flare and other shortages.  See the discussion below for the primary objective of this strategy.
(4)   Volume includes approximately 61.8 billion cubic feet (“Bcf”) of physical derivative instruments that are predominantly priced as an index plus a premium or minus a discount.
(5)   Reflects the use of derivative instruments to manage risks associated with natural gas transportation, processing and storage assets.
(6)   Reflects the use of derivative instruments to manage risks associated with our portfolio of crude oil storage assets.

The table above does not include additional hedges of forecasted NGL sales executed under contracts that have been designated as normal purchase and sale agreements.   At September 30, 2009, the volume hedged under these contracts was 4.6 million barrels (“MMBbls”).

Certain of our derivative instruments do not meet hedge accounting requirements; therefore, they are accounted for as economic hedges using mark-to-market accounting.

Our three predominant hedging strategies are hedging natural gas processing margins, hedging anticipated future sales of NGLs associated with volumes held in inventory and hedging the fair value of natural gas in inventory.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

The objective of our natural gas processing strategy is to hedge a level of gross margins associated with the NGL forward sales contracts (i.e., NGL sales revenues less actual costs for PTR and the gain or loss on the PTR hedge) by locking in the cost of natural gas used for PTR through the use of commodity derivative instruments.  This program consists of:

▪	the forward sale of a portion of our expected equity NGL production at fixed prices through December 2009, and

▪	the purchase, using commodity derivative instruments, of the amount of natural gas expected to be consumed as PTR in the production of such equity NGL production.

The objective of our NGL sales hedging program is to hedge future sales of NGL inventory by locking in the sales price through the use of commodity derivative instruments.

The objective of our natural gas inventory hedging program is to hedge the fair value of natural gas currently held in inventory by locking in the sales price of the inventory through the use of commodity derivative instruments.

For information regarding consolidated fair value amounts of commodity derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items” within this Note 4.

Foreign Currency Derivative Instruments

We are exposed to foreign currency exchange risk in connection with our NGL and natural gas marketing activities in Canada.  As a result, we could be adversely affected by fluctuations in currency rates between the U.S. dollar and Canadian dollar.  In order to manage this risk, we may enter into foreign exchange purchase contracts to lock in the exchange rate.  Prior to 2009, these derivative instruments were accounted for using mark-to-market accounting.  Beginning with the first quarter of 2009, the long-term transactions (more than two months) are accounted for as cash flow hedges.  Shorter term transactions are accounted for using mark-to-market accounting.

In addition, we were exposed to foreign currency exchange risk in connection with a term loan denominated in Japanese yen (see Note 10).  We entered into this loan agreement in November 2008 and the loan matured in March 2009.  The derivative instrument used to hedge this risk was accounted for as a cash flow hedge and settled upon repayment of the loan.

At September 30, 2009, we had foreign currency derivative instruments outstanding with a notional amount of $5.5 million Canadian.  The fair market value of these instruments was an asset of $0.3 million at September 30, 2009.

For information regarding consolidated fair value amounts of foreign currency derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items” within this Note 4.

Credit-Risk Related Contingent Features in Derivative Instruments

                                 A limited number of our commodity derivative instruments include provisions related to credit ratings and/or adequate assurance clauses.  A credit rating provision provides for a counterparty to demand immediate full or partial payment to cover a net liability position upon the loss of a stipulated credit rating. An adequate assurance clause provides for a counterparty to demand immediate full or partial payment to cover a net liability position should reasonable grounds for insecurity arise with respect to contractual performance by either party.  At September 30, 2009, the aggregate fair value of our over-the-counter derivative instruments in a net liability position was $5.7 million, the total of which was subject to a credit

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

rating contingent feature.  If our credit ratings were downgraded to Ba2/BB, approximately $5.0 million would be payable as a margin deposit to the counterparties, and if our credit ratings were downgraded to Ba3/BB- or below, approximately $5.7 million would be payable as a margin deposit to the counterparties.  Currently, no margin is required to be deposited.  The potential for derivatives with contingent features to enter a net liability position may change in the future as positions and prices fluctuate.

Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items

The following table provides a balance sheet overview of our derivative assets and liabilities at September 30, 2009:

	Asset Derivatives		Liability Derivatives
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Derivatives designated as hedging instruments:
Interest rate derivatives	Derivative assets	$23.2	Derivative liabilities	$6.0
Interest rate derivatives	Other assets	33.4	Other liabilities	2.0
Total interest rate derivatives		56.6		8.0
Commodity derivatives	Derivative assets	51.9	Derivative liabilities	133.2
Commodity derivatives	Other assets	0.2	Other liabilities	2.1
Total commodity derivatives (1)		52.1		135.3
Foreign currency derivatives (2)	Derivative assets	0.3	Derivative liabilities	--
Total derivatives designated as
hedging instruments		$109.0		$143.3

Derivatives not designated as hedging instruments:
Commodity derivatives	Derivative assets	$124.1	Derivative liabilities	$125.4
Commodity derivatives	Other assets	1.1	Other liabilities	2.4
Total commodity derivatives		125.2		127.8
Total derivatives not designated as
hedging instruments		$125.2		$127.8

(1)   Represent commodity derivative instrument transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.
(2)   Relates to the hedging of our exposure to fluctuations in the foreign currency exchange rate related to our Canadian NGL marketing subsidiary.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.  Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.  These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

A three-tier hierarchy has been established that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values. The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.

The characteristics of fair value amounts classified within each level of the hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur with sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the New York Mercantile Exchange).  Our Level 1 fair values primarily consist of financial assets and liabilities such as exchange-traded commodity financial instruments.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, the time value of money, volatility factors, current market and contractual prices for the underlying instruments and other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rate and yield curves at commonly quoted intervals).  Our Level 2 fair values primarily consist of commodity financial instruments such as forwards, swaps and other instruments transacted on an exchange or over the counter.  The fair values of these derivatives are based on observable price quotes for similar products and locations.  The value of our interest rate derivatives are valued by using appropriate financial models with the implied forward London  Interbank Offered Rate yield curve for the same period as the future interest swap settlements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Our Level 3 fair values largely consist of ethane and normal butane-based contracts with a range of two to twelve months in term.  We rely on broker quotes for these products.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at September 30, 2009.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value assets and liabilities, in addition to their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
Financial assets:
Interest rate derivative instruments	$--	$56.6	$--	$56.6
Commodity derivative instruments	10.9	153.3	13.1	177.3
Foreign currency derivative instruments	--	0.3	--	0.3
Total	$10.9	$210.2	$13.1	$234.2
Financial liabilities:
Interest rate derivative instruments	$--	$8.0	$--	$8.0
Commodity derivative instruments	36.7	212.6	13.8	263.1
Total	$36.7	$220.6	$13.8	$271.1

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities since December 31, 2008:

Balance, January 1	$32.4
Total gains (losses) included in:
Net income	12.9
Other comprehensive income (loss)	1.5
Purchases, issuances, settlements	(12.3)
Balance, March 31	34.5
Total gains (losses) included in:
Net income	7.7
Other comprehensive income	(23.1)
Purchases, issuances, settlements	(8.1)
Transfer in/out of Level 3	(0.2)
Balance, June 30	10.8
Total gains (losses) included in:
Net income	7.6
Other comprehensive income	(10.1)
Purchases, issuances, settlements	(6.7)
Transfer in/out of Level 3	(2.3)
Balance, September 30	$(0.7)

Nonfinancial Assets and Liabilities

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment). The following table presents the estimated fair value of certain assets carried on our Unaudited Supplemental Condensed Consolidated Balance Sheet by caption for which a nonrecurring change in fair value has been recorded during the nine months ended September 30, 2009:

	Level 3	Impairment Charges
Property, plant and equipment (see Note 6)	$21.9	$20.6
Intangible assets (see Note 9)	0.6	0.6
Goodwill (see Note 9)	--	1.3
Other current assets	1.0	2.1
Total	$23.5	$24.6

Using appropriate valuation techniques, we adjusted the carrying value of certain river terminal and marine barge assets to $20.5 million and recorded a non-cash impairment charge of $21.0 million

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

during the third quarter of 2009.  In addition, we recorded an impairment charge of $1.3 million related to goodwill.  The fair value adjustment was allocated to property, plant and equipment, intangible assets and other current assets.  The current level of throughput volumes at certain river terminals and the suspension of three new proposed river terminals were contributing factors that led to the impairment charges associated with the terminal assets.  A determination that certain marine barges were obsolete resulted in the remaining impairment charges.  Our fair value estimates for the terminal and marine assets were based primarily on an evaluation of the future cash flows associated with each asset.  See Note 14 for information regarding a related $28.7 million charge for contractual obligations associated with the terminal assets.

Using appropriate valuation techniques, we adjusted the carrying value of an idle river terminal to $3.0 million and recorded a non-cash impairment charge of $2.3 million during the second quarter of 2009.   The fair value adjustment was allocated to plant, property and equipment.

Note 5.  Inventories

Our inventory amounts were as follows at September 30, 2009:

Working inventory (1)	$533.3
Forward sales inventory (2)	687.3
Total inventory	$1,220.6

(1)   Working inventory is comprised of inventories of natural gas, crude oil, refined products, lubrication oils, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.
(2)   Forward sales inventory consists of identified natural gas, crude oil and NGL volumes dedicated to the fulfillment of forward sales contracts. As a result of energy market conditions, we significantly increased our physical inventory purchases and related forward physical sales commitments during 2009. In general, the significant increase in volumes dedicated to forward physical sales contracts improves the overall utilization and profitability of our fee-based assets.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  Inventories are valued at the lower of average cost or market.

Due to fluctuating commodity prices, we recognize lower of average cost or market (“LCM”) adjustments when the carrying value of our available-for-sale inventories exceed their net realizable value.  LCM adjustments may be mitigated or offset through the use of commodity hedging instruments to the extent such instruments affect net realizable value.  See Note 4 for a description of our commodity hedging activities.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Note 6.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at September 30, 2009:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	3-45 (5)	$16,958.5
Underground and other storage facilities (2)	5-40 (6)	1,254.9
Platforms and facilities (3)	20-31	637.6
Transportation equipment (4)	3-10	56.3
Marine vessels	20-30	527.0
Land		260.2
Construction in progress		1,226.8
Total		20,921.3
Less accumulated depreciation		3,624.3
Property, plant and equipment, net		$17,297.0

(1)   Plants and pipelines include processing plants; NGL, petrochemical, crude oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.
(2)   Underground and other storage facilities include underground product storage caverns; storage tanks; water wells; and related assets.
(3)   Platforms and facilities include offshore platforms and related facilities and other associated assets.
(4)   Transportation equipment includes vehicles and similar assets used in our operations.
(5)   In general, the estimated useful lives of major components of this category are as follows: processing plants, 20-35 years; pipelines and related equipment, 18-45 years (with some equipment at 5 years); terminal facilities, 10-35 years; delivery facilities, 20-40 years; office furniture and equipment, 3-20 years; buildings, 20-40 years; and laboratory and shop equipment, 5-35 years.
(6)   In general, the estimated useful lives of major components of this category are as follows: underground storage facilities, 20-35 years (with some components at 5 years); storage tanks, 10-40 years; and water wells, 25-35 years (with some components at 5 years).

We recorded $11.4 million and $39.5 million in capitalized interest during the three and nine months ended September 30, 2009.

In August 2008, our wholly owned subsidiaries, together with Oiltanking Holding Americas, Inc. (“Oiltanking”) formed the Texas Offshore Port System partnership (“TOPS”).  Effective April 16, 2009, our wholly owned subsidiaries dissociated from TOPS.

TOPS was a consolidated subsidiary of ours prior to the dissociation. The effect of deconsolidation was to remove the accounts of TOPS, including Oiltanking’s noncontrolling interest of $33.4 million, from our books and records, after reflecting the $68.4 million aggregate write-off of the investment.

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of certain tangible long-lived assets that result from acquisitions, construction, development and/or normal operations.  The following table presents information regarding our AROs since December 31, 2008.

ARO liability balance, December 31, 2008	$42.2
Liabilities incurred	0.4
Liabilities settled	(15.2)
Revisions in estimated cash flows	23.6
Accretion expense	2.1
ARO liability balance, September 30, 2009	$53.1

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

The increase in our ARO liability balance during 2009 primarily reflects revised estimates of the cost to comply with regulatory abandonment obligations associated with our offshore facilities in the Gulf of Mexico.  Our consolidated property, plant and equipment at September 30, 2009 includes $26.3 million, of asset retirement costs capitalized as an increase in the associated long-lived asset.

Note 7.  Investments in Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  Our investments in unconsolidated affiliates are grouped according to the business segment to which they relate.  See Note 12 for a general discussion of our business segments.  The following table shows our investments in unconsolidated affiliates at September 30, 2009.

	Ownership
	Percentage
NGL Pipelines & Services:
Venice Energy Service Company, L.L.C.	13.1%	$33.1
K/D/S Promix, L.L.C. (“Promix”)	50%	47.8
Baton Rouge Fractionators LLC	32.2%	23.6
Skelly-Belvieu Pipeline Company, L.L.C. (“Skelly-Belvieu”)	49%	37.4
Onshore Natural Gas Pipelines & Services:
Evangeline (1)	49.5%	5.4
White River Hub, LLC	50%	27.1
Onshore Crude Oil Pipelines & Services:
Seaway Crude Pipeline Company (“Seaway”)	50%	181.0
Offshore Pipelines & Services:
Poseidon Oil Pipeline, L.L.C. (“Poseidon”)	36%	61.3
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	243.2
Deepwater Gateway, L.L.C.	50%	102.8
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	54.4
Nemo Gathering Company, LLC	33.9%	--
Petrochemical & Refined Products Services:
Baton Rouge Propylene Concentrator, LLC	30%	11.4
La Porte (2)	50%	3.5
Centennial Pipeline LLC (“Centennial”)	50%	66.8
Other	25%	0.5
Total		$899.3

(1)   Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.
(2)   Refers to our ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

At September 30, 2009, our investments in Promix, Skelly-Belvieu, La Porte, Neptune, Poseidon, Cameron Highway, Seaway and Centennial included excess cost amounts totaling $70.5 million, all of which were attributable to the fair value of the underlying tangible assets of these entities exceeding their book carrying values at the time of our acquisition of interests in these entities.

Note 8. Business Combinations

In May 2009, we acquired certain rail and truck terminal facilities located in Mont Belvieu, Texas from Martin Midstream Partners L.P (“Martin”).  Cash consideration paid for this business combination was $23.7 million, all of which was recorded as additions to property, plant and equipment.  We used our revolving credit facility to finance this acquisition.

In June 2009, TEPPCO expanded its marine transportation business with the acquisition of 19 tow boats and 28 tank barges from TransMontaigne Product Services Inc. for $50.0 million in cash.  The

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

acquired vessels provide marine vessel fueling services for cruise liners and cargo ships, referred to as bunkering, and other ship-assist services and transport fuel oil for electric generation plants.  The newly acquired assets are generally supported by contracts that have a three to five year term and are based primarily in Miami, Florida, with additional assets located in Mobile, Alabama, and Houston, Texas.  The cost of the acquisition has been recorded as property, plant and equipment based on estimated fair values.  We used TEPPCO's revolving credit facility to finance this acquisition.

These acquisitions were accounted for as business combinations using the acquisition method of accounting.  All of the assets acquired in these transactions were recognized at their acquisition-date fair values.  Such fair values have been developed using recognized business valuation techniques.

Note 9.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following table summarizes our intangible assets by segment at September 30, 2009:

	Gross	Accum.	Carrying
	Value	Amort.	Value
NGL Pipelines & Services:
Customer relationship intangibles	$237.4	$(82.2)	$155.2
Contract-based intangibles	320.5	(151.7)	168.8
Subtotal	557.9	(233.9)	324.0
Onshore Natural Gas Pipelines & Services:
Customer relationship intangibles	372.0	(119.1)	252.9
Gas gathering agreements	464.0	(234.1)	229.9
Contract-based intangibles	101.3	(43.1)	58.2
Subtotal	937.3	(396.3)	541.0
Onshore Crude Oil Pipelines & Services:
Contract-based intangibles	10.0	(3.4)	6.6
Subtotal	10.0	(3.4)	6.6
Offshore Pipelines & Services:
Customer relationship intangibles	205.8	(101.8)	104.0
Contract-based intangibles	1.2	(0.2)	1.0
Subtotal	207.0	(102.0)	105.0
Petrochemical & Refined Products Services:
Customer relationship intangibles	104.6	(17.6)	87.0
Contract-based intangibles	42.0	(12.4)	29.6
Subtotal	146.6	(30.0)	116.6
Total	$1,858.8	$(765.6)	$1,093.2

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction.  We do not amortize goodwill; however, we test goodwill for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of goodwill is less than its carrying value. The following table summarizes our goodwill amounts by business segment at September 30, 2009:

NGL Pipelines & Services	$341.2
Onshore Natural Gas Pipelines & Services	284.9
Onshore Crude Oil Pipelines & Services	303.0
Offshore Pipelines & Services	82.1
Petrochemical & Refined Products Services	1,007.1
Total	$2,018.3

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Note 10.  Debt Obligations

Our consolidated debt obligations consisted of the following at September 30, 2009:

EPO senior debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due November 2012	$638.0
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010 (1)	54.0
Petal GO Zone Bonds, variable rate, due August 2037	57.5
Yen Term Loan, 4.93% fixed-rate, due March 2009 (2)	--
Senior Notes B, 7.50% fixed-rate, due February 2011	450.0
Senior Notes C, 6.375% fixed-rate, due February 2013	350.0
Senior Notes D, 6.875% fixed-rate, due March 2033	500.0
Senior Notes F, 4.625% fixed-rate, due October 2009 (1)	500.0
Senior Notes G, 5.60% fixed-rate, due October 2014	650.0
Senior Notes H, 6.65% fixed-rate, due October 2034	350.0
Senior Notes I, 5.00% fixed-rate, due March 2015	250.0
Senior Notes J, 5.75% fixed-rate, due March 2035	250.0
Senior Notes K, 4.950% fixed-rate, due June 2010 (1)	500.0
Senior Notes L, 6.30% fixed-rate, due September 2017	800.0
Senior Notes M, 5.65% fixed-rate, due April 2013	400.0
Senior Notes N, 6.50% fixed-rate, due January 2019	700.0
Senior Notes O, 9.75% fixed-rate, due January 2014	500.0
Senior Notes P, 4.60% fixed-rate, due August 2012	500.0
TEPPCO senior debt obligations: (3)
TEPPCO Revolving Credit Facility, variable rate, due December 2012	791.7
TEPPCO Senior Notes, 7.625% fixed-rate, due February 2012	500.0
TEPPCO Senior Notes, 6.125% fixed-rate, due February 2013	200.0
TEPPCO Senior Notes, 5.90% fixed-rate, due April 2013	250.0
TEPPCO Senior Notes, 6.65% fixed-rate, due April 2018	350.0
TEPPCO Senior Notes, 7.55% fixed-rate, due April 2038	400.0
Duncan Energy Partners’ debt obligations:
DEP Revolving Credit Facility, variable rate, due February 2011	180.5
DEP Term Loan, variable rate, due December 2011	282.3
Total principal amount of senior debt obligations	10,404.0
EPO Junior Subordinated Notes A, fixed/variable rate, due August 2066	550.0
EPO Junior Subordinated Notes B, fixed/variable rate, due January 2068	682.7
TEPPCO Junior Subordinated Notes, fixed/variable rate, due June 2067	300.0
Total principal amount of senior and junior debt obligations	11.936.7
Other, non-principal amounts:
Change in fair value of debt-related derivative instruments	47.6
Unamortized discounts, net of premiums	(12.1)
Unamortized deferred net gains related to terminated interest rate swaps	27.0
Total other, non-principal amounts	62.5
Total long-term debt	$11,999.2

Letters of credit outstanding	$109.3

(1)   In accordance with ASC 470, Debt, long-term and current maturities of debt reflect the classification of such obligations at September 30, 2009 after taking into consideration EPO’s (i) $1.1 billion issuance of Senior Notes in October 2009 and (ii) ability to use available borrowing capacity under its Multi-Year Revolving Credit Facility.
(2)   The Yen Term Loan matured on March 30, 2009.
(3)   In October 2009, EPO completed an exchange offer for TEPPCO notes (see below).

Parent-Subsidiary Guarantor Relationships

Enterprise Products Partners L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of the DEP Revolving Credit Facility and the DEP Term Loan.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Letters of Credit

At September 30, 2009, EPO had an outstanding $50.0 million letter of credit relating to its commodity derivative instruments and a $58.3 million letter of credit related to its Petal GO Zone Bonds.  These letter of credit facilities do not reduce the amount available for borrowing under EPO’s credit facilities.  In addition, at September 30, 2009, Duncan Energy Partners had an outstanding letter of credit in the amount of $1.0 million which reduces the amount available for borrowing under its credit facility.

EPO’s Debt Obligations

Apart from that discussed below, there have been no significant changes in the terms of our debt obligations since those reported in this Current Report on Form 8-K under Exhibit 99.1.

$200.0 Million Term Loan.  In April 2009, EPO entered into a $200.0 Million Term Loan, which was subsequently repaid and terminated in June 2009 using funds from the issuance of Senior Notes P (see below).

Senior Notes P.  In June 2009, EPO issued $500.0 million in principal amount of 3-year senior unsecured notes (“Senior Notes P”).  Senior Notes P were issued at 99.95% of their principal amount, have a fixed interest rate of 4.60% and mature on August 1, 2012.  Net proceeds from the issuance of Senior Notes P were used (i) to repay amounts borrowed under the $200 Million Term Loan, (ii) to temporarily reduce borrowings outstanding under EPO’s Multi-Year Revolving Credit Facility and (iii) for general partnership purposes.

Senior Notes P rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  Senior Notes P are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

364-Day Revolving Credit Facility.  In November 2008, EPO executed a standby 364-Day Revolving Credit Agreement (the “364-Day Facility”) that had a borrowing capacity of $375.0 million.  The 364-Day Facility was terminated in June 2009 under its terms as a result of the issuance of Senior Notes P.  No amounts were borrowed under this standby facility through its termination date.

Senior Notes Q and R.  In October 2009, EPO issued $500.0 million in principal amount of 10-year senior unsecured notes (“Senior Notes Q”) and $600.0 million in principal amount of 30-year senior unsecured notes (“Senior Notes R”).  EPO used a portion of the net proceeds it received from the issuance of Senior Notes Q and R to repay its $500.0 million in principal amount unsecured notes (“Senior Notes F”) that matured in October 2009.  See Note 16 for additional information regarding these debt issuances.

TEPPCO’s Debt Obligations

Exchange Offers for TEPPCO Notes.  In September 2009, EPO commenced offers to exchange all outstanding notes issued by TEPPCO for a corresponding series of new notes to be issued by EPO and guaranteed by Enterprise Products Partners L.P.  The aggregate principal amount of the TEPPCO notes subject to the exchange was $2 billion.  The exchange offer was completed on October 27, 2009, resulting in the exchange of approximately $1.95 billion of new EPO notes for existing TEPPCO notes.  See Note 16 for additional information regarding this exchange offer.

Upon the consummation of the TEPPCO Merger, EPO repaid and terminated indebtedness under the TEPPCO Revolving Credit Facility.

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Dixie Revolving Credit Facility

The Dixie Revolving Credit Facility was terminated in January 2009.

Covenants

We were in compliance with the covenants of our consolidated debt agreements at September 30, 2009.

Information Regarding Variable Interest Rates Paid

The following table shows the weighted-average interest rate paid on our consolidated variable-rate debt obligations during the nine months ended September 30, 2009.

Weighted-Average
Interest Rate
Paid
EPO’s Multi-Year Revolving Credit Facility	0.97%
DEP Revolving Credit Facility	1.64%
DEP Term Loan	1.20%
Petal GO Zone Bonds	0.76%
TEPPCO Revolving Credit Facility	0.86%

Consolidated Debt Maturity Table

The following table presents the scheduled contractual maturities of principal amounts of our debt obligations for the next five years and in total thereafter.

2009 (1)	$500.0
2010 (1)	554.0
2011	912.8
2012	2,429.7
2013	1,200.0
Thereafter	6,340.2
Total scheduled principal payments	$11,936.7

(1)   Long-term and current maturities of debt reflect the classification of such obligations on our Unaudited Supplemental Condensed Consolidated Balance Sheet at September 30, 2009 after taking into consideration EPO’s   (i) $1.1 billion issuance of Senior Notes in October 2009 and (ii) ability to use available borrowing capacity under its Multi-Year Revolving Credit Facility.

Debt Obligations of Unconsolidated Affiliates

We have three unconsolidated affiliates with long-term debt obligations.  The following table shows (i) the ownership interest in each entity at September 30, 2009, (ii) total debt of each unconsolidated affiliate at September 30, 2009 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt:

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2009	2010	2011	2012	2013	2013
Poseidon	36%	$92.0	$--	$--	$92.0	$--	$--	$--
Evangeline	49.5%	15.7	5.0	3.2	7.5	--	--	--
Centennial	50%	122.4	2.4	9.1	9.0	8.9	8.6	84.4
Total		$230.1	$7.4	$12.3	$108.5	$8.9	$8.6	$84.4

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NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

The credit agreements of these unconsolidated affiliates contain various affirmative and negative covenants, including financial covenants.  These businesses were in compliance with such covenants at September 30, 2009.  The credit agreements of these unconsolidated affiliates also restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.

There have been no significant changes in the terms of the debt obligations of our unconsolidated affiliates since those reported in this Current Report on Form 8-K under Exhibit 99.1.

Note 11.  Equity

At September 30, 2009, equity consisted of the capital account of Enterprise GP Holdings, accumulated other comprehensive loss and noncontrolling interest.

Accumulated Other Comprehensive Loss

The following table summarizes transactions affecting our accumulated other comprehensive loss:

Balance, December 31, 2008	$(2.0)
Net commodity financial instrument gains during period	0.6
Net interest rate financial instrument gains during period	0.2
Net foreign currency financial instrument gains during period	(0.2)
Balance, September 30, 2009	$(1.4)

Noncontrolling Interest

The following table shows the components of noncontrolling interest at September 30, 2009:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,379.7
Related party owners of Enterprise Products Partners (2)	922.0
Former owners of TEPPCO (3)	2,608.7
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (4)	416.9
Joint venture partners (5)	108.6
Accumulated other comprehensive loss attributable to noncontrolling interest	(110.8)
Total noncontrolling interest on Unaudited Supplemental Condensed Consolidated Balance Sheet	$9,325.1

(1)   Consists of non-affiliate public unitholders of Enterprise Products Partners.
(2)   Consists of unitholders of Enterprise Products Partners that are related party affiliates. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.
(3)   Represents former ownership interests in TEPPCO and TEPPCO GP (see Note 1 - “Basis of Presentation”).
(4)   Consists of non-affiliate public unitholders of Duncan Energy Partners.
(5)   Represents third-party ownership interests in joint ventures that we consolidate, including Seminole Pipeline Company, Tri-States Pipeline, L.L.C., Independence Hub, LLC and Wilprise Pipeline Company, L.L.C.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Note 12.  Business Segments

As previously mentioned in Note 1, we revised our business segments as a result of the TEPPCO Merger.  We have five reportable business segments: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Onshore Crude Oil Pipelines & Services, Offshore Pipelines & Services and Petrochemical & Refined Products Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table at September 30, 2009:

	Reportable Segments
		Onshore	Onshore		Petrochemical
	NGL	Natural Gas	Crude Oil	Offshore	& Refined	Adjustments
	Pipelines	Pipelines	Pipelines	Pipelines	Products	and	Consolidated
	& Services	& Services	& Services	& Services	Services	Eliminations	Totals
Segment assets	$6,280.3	$5,761.5	$391.6	$1,488.4	$2,148.4	$1,226.8	$17,297.0
Investments in unconsolidated affiliates (see Note 7)	141.9	32.5	181.0	461.7	82.2	--	899.3
Intangible assets, net: (see Note 9)	324.0	541.0	6.6	105.0	116.6	--	1,093.2
Goodwill (see Note 9)	341.2	284.9	303.0	82.1	1,007.1	--	2,018.3

Note 13.  Related Party Transactions

The following table summarizes our related party receivable and payable amounts at September 30, 2009:

Accounts receivable - related parties:
EPCO and affiliates	$--
Energy Transfer Equity and subsidiaries	6.4
Other	3.2
Total	$9.6

Accounts payable - related parties:
EPCO and affiliates	$12.0
Energy Transfer Equity and subsidiaries	27.2
Other	5.0
Total	$44.2

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Significant Relationships and Agreements with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not a part of our consolidated group of companies:

▪	EPCO and its privately held affiliates;

▪	Enterprise GP Holdings, which owns and controls EPGP; and

▪	the Employee Partnerships.

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NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

We also have an ongoing relationship with Duncan Energy Partners, the financial statements of which are consolidated with our own financial statements.  Our transactions with Duncan Energy Partners are eliminated in consolidation.  A description of our relationship with Duncan Energy Partners is presented within this Note 13.

EPCO is a privately held company controlled by Dan L. Duncan, who is also a director and Chairman of EPGP, our general partner.  At September 30, 2009, EPCO and its affiliates beneficially owned 168,005,206 (or 35.2%) of Enterprise Products Partners’ outstanding common units, which includes 13,952,402 of Enterprise Products Partners’ common units owned by Enterprise GP Holdings.  In addition, at September 30, 2009, EPCO and its affiliates beneficially owned 77.8% of the limited partner interests of Enterprise GP Holdings and 100% of its general partner, EPE Holdings.  Enterprise GP Holdings owns all of the membership interests of EPGP.  The principal business activity of EPGP is to act as Enterprise Products Partners’ managing partner.  The executive officers and certain of the directors of EPGP and EPE Holdings are employees of EPCO.

In connection with its general partner interest in Enterprise Products Partners, EPGP received cash distributions of $124.9 million from Enterprise Products Partners during the nine months ended September 30, 2009.  This amount includes incentive distributions of $109.9 million for the nine months ended September 30, 2009.

Enterprise Products Partners and EPGP are both separate legal entities apart from each other and apart from EPCO, Enterprise GP Holdings and their respective other affiliates, with assets and liabilities that are separate from those of EPCO, Enterprise GP Holdings and their respective other affiliates.  EPCO and its privately held subsidiaries depend on the cash distributions they receive from Enterprise Products Partners, Enterprise GP Holdings and other investments to fund their other operations and to meet their debt obligations.  EPCO and its privately held affiliates received from Enterprise Products Partners and Enterprise GP Holdings $354.9 million in cash distributions during the nine months ended September 30, 2009.

EPCO ASA.  We have no employees.  Substantially all of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to the ASA.  We, Duncan Energy Partners, Enterprise GP Holdings and our respective general partners are among the parties to the ASA.

Relationship with Energy Transfer Equity

In May 2007, Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity and its general partner.  As a result of common control of us and Enterprise GP Holdings, Energy Transfer Equity and its consolidated subsidiaries are related parties to our consolidated businesses.

We have a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP.  Titan purchases substantially all of its propane requirements from us.  The contract continues until March 31, 2010 and contains renewal and extension options.  We and Energy Transfer Company (“ETC OLP”) transport natural gas on each other’s systems and share operating expenses on certain pipelines.  ETC OLP also sells natural gas to us.

Relationship with Duncan Energy Partners

Duncan Energy Partners was formed in September 2006 and did not acquire any assets prior to February 5, 2007, which was the date it completed its initial public offering and acquired controlling interests in five midstream energy businesses from EPO in a dropdown transaction (the “DEP I Midstream Businesses”).  On December 8, 2008, through a second dropdown transaction, Duncan Energy Partners acquired controlling interests in three additional midstream energy businesses from EPO (the “DEP II Midstream Businesses”).  The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

affiliates under common control. Duncan Energy Partners is engaged in (i) the gathering, transportation and storage of natural gas; (ii) NGL transportation and fractionation; (iii) the storage of NGL and petrochemical products; (iv) the transportation of petrochemical products; and (v) the marketing of NGLs and natural gas.

At September 30, 2009, Duncan Energy Partners was owned 99.3% by its limited partners and 0.7% by its general partner, DEP GP, which is a wholly owned subsidiary of EPO.  DEP GP is responsible for managing the business and operations of Duncan Energy Partners.  DEP Operating Partnership, L.P., a wholly owned subsidiary of Duncan Energy Partners, conducts substantially all of Duncan Energy Partners’ business.  At September 30, 2009, EPO beneficially owned approximately 58% of Duncan Energy Partners’ limited partner interests and 100% of its general partner.

Enterprise Products Partners has continued involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions: (i) it utilizes Duncan Energy Partners’ storage services to support its Mont Belvieu fractionation and other businesses; (ii) it buys from, and sells to, Duncan Energy Partners natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in South Texas that is owned by Duncan Energy Partners.

Duncan Energy Partners issued an aggregate 8,943,400 of its common units in June and July 2009, which generated net proceeds of approximately $137.4 million.  Duncan Energy Partners used the net proceeds from its issuance of these units to repurchase and cancel an equal number of its common units beneficially owned by EPO.  The repurchase of Duncan Energy Partners’ common units beneficially owned by EPO was reviewed and approved by the ACG Committees of EPGP and DEP GP.

Omnibus Agreement.  Under the Omnibus Agreement, EPO agreed to make additional contributions to Duncan Energy Partners as reimbursement for Duncan Energy Partners’ 66% share of any excess construction costs above the (i) $28.6 million of estimated capital expenditures to complete Phase II expansions of the DEP South Texas NGL Pipeline System and (ii) $14.1 million of estimated construction costs for additional brine production capacity and above-ground storage reservoir projects at Mont Belvieu, Texas.  Both projects were underway at the time of Duncan Energy Partners’ initial public offering.  EPO made cash contributions to Duncan Energy Partners of $1.4 million in connection with the Omnibus Agreement during the nine months ended September 30, 2009.  The majority of these contributions related to funding the Phase II expansion costs of the DEP South Texas NGL Pipeline System.  EPO will not receive an increased allocation of earnings or cash flows as a result of these contributions to South Texas NGL and Mont Belvieu Caverns.

Mont Belvieu Caverns’ LLC Agreement.  EPO made cash contributions of $14.1 million under the Mont Belvieu Caverns limited liability company agreement during the nine months ended September 30, 2009, to fund 100% of certain storage-related projects for the benefit of EPO’s NGL marketing activities.  At present, Mont Belvieu Caverns is not expected to generate any identifiable incremental cash flows in connection with these projects; thus, the sharing ratio for Mont Belvieu Caverns is not expected to change from the current sharing ratio of 66% for Duncan Energy Partners and 34% for EPO.  EPO expects to make additional contributions of approximately $9.1 million to fund such projects during the fourth quarter of 2009.  The constructed assets will be the property of Mont Belvieu Caverns.

Company and Limited Partnership Agreements – DEP II Midstream Businesses.  Enterprise Holdings III, LLC (“Enterprise III”) has not yet participated in expansion project spending with respect to the DEP II Midstream Businesses, although it may elect to invest in existing or future expansion projects at a later date.  As a result, Enterprise GTM Holdings L.P. has funded 100% of such growth capital spending and its Distribution Base has increased from $473.4 million at December 31, 2008 to $745.7 million at September 30, 2009.  The Enterprise III Distribution Base was unchanged at $730.0 million at September 30, 2009.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Relationships with Unconsolidated Affiliates

Our significant related party transactions with unconsolidated affiliates consist of the sale of natural gas to Evangeline and Promix.  In addition, we purchase NGL storage, transportation and fractionation services from Promix.  For additional information regarding our unconsolidated affiliates, see Note 7.

Relationship with Cenac

In connection with our marine services acquisition in February 2008, Cenac and affiliates became a related party of ours due to their ownership of TEPPCO units through October 26, 2009, which converted to common units of Enterprise Products Partners, and other considerations.  We entered into a transitional operating agreement with Cenac in which our fleet of tow boats and tank barges (acquired from Cenac) continued to be operated by employees of Cenac for a period of up to two years following the acquisition.  Under this agreement, we paid Cenac a monthly operating fee and reimbursed Cenac for personnel salaries and related employee benefit expenses, certain repairs and maintenance expenses and insurance premiums on the equipment.  Effective August 1, 2009, the transitional operating agreement was terminated.  Personnel providing services pursuant to the agreement became employees of EPCO and will continue to provide services under the ASA.  Concurrently with the termination of the transitional operating agreement, we entered into a two-year consulting agreement with Mr. Cenac and Cenac Marine Services, L.L.C. under which Mr. Cenac has agreed to supervise the day-to-day operations of our marine services business on a part-time basis and, at our request, provide related management and transitional services.

Note 14.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as a defendant in litigation and legal proceedings, including regulatory and environmental matters.  Although we are insured against various risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings.  We are unaware of any litigation, pending or threatened, that we believe is reasonably likely to have a significant adverse effect on our financial position.

We evaluate our ongoing litigation based upon a combination of litigation and settlement alternatives.  These reviews are updated as the facts and combinations of the cases develop or change.  Assessing and predicting the outcome of these matters involves substantial uncertainties.  In the event that the assumptions we used to evaluate these matters change in future periods or new information becomes available, we may be required to record a liability for an adverse outcome.  In an effort to mitigate potential adverse consequences of litigation, we could also seek to settle legal proceedings brought against us.  We have not recorded any significant reserves for any litigation in our supplemental balance sheet.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of the State of Delaware (the “Delaware Court”), in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates.  Mr. Brinckerhoff filed an amended complaint on July 12, 2007.  The amended complaint names as defendants (i) TEPPCO, certain of its current and former directors, and certain of its affiliates, (ii) Enterprise Products Partners and certain of its affiliates, (iii) EPCO and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into specified transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

(the plaintiff alleges that TEPPCO did not receive fair value for allowing Enterprise Products Partners to participate in the joint venture); (ii) the sale by TEPPCO of its Pioneer natural gas processing plant and certain gas processing rights to Enterprise Products Partners in March 2006 (the plaintiff alleges that the purchase price we paid did not provide fair value to TEPPCO); and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s incentive distribution rights in exchange for TEPPCO units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement, (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint and (iii) an award to plaintiff of the costs of the action, including fees and expenses of his attorneys and experts.  By its Opinion and Order dated November 25, 2008, the Delaware Court dismissed Mr. Brinckerhoff’s individual and putative class action claims with respect to the amendments to TEPPCO’s partnership agreement.  We refer to this action and the remaining claims in this action as the “Derivative Action.”

On April 29, 2009, Peter Brinckerhoff and Renee Horowitz, as Attorney in Fact for Rae Kenrow, purported unitholders of TEPPCO, filed separate complaints in the Delaware Court as putative class actions on behalf of other unitholders of TEPPCO, concerning the TEPPCO Merger.  On May 11, 2009, these actions were consolidated under the caption Texas Eastern Products Pipeline Company, LLC Merger Litigation, C.A. No. 4548-VCL (“Merger Action”). The complaints name as defendants Enterprise Products Partners, EPGP, TEPPCO GP, the directors of TEPPCO GP, EPCO and Dan L. Duncan.

The Merger Action complaints allege, among other things, that the terms of the merger (as proposed as of the time the Merger Action complaints were filed) are grossly unfair to TEPPCO’s unitholders and that the TEPPCO Merger is an attempt to extinguish the Derivative Action without consideration.  The complaints further allege that the process through which the Special Committee of the ACG Committee of TEPPCO GP was appointed to consider the TEPPCO Merger is contrary to the spirit and intent of TEPPCO’s partnership agreement and constitutes a breach of the implied covenant of fair dealing.

The complaints seek relief (i) enjoining the defendants and all persons acting in concert with them from pursuing the TEPPCO Merger, (ii) rescinding the TEPPCO Merger to the extent it is consummated, or awarding rescissory damages in respect thereof, (iii) directing the defendants to account for all damages suffered or to be suffered by the plaintiffs and the purported class as a result of the defendants’ alleged wrongful conduct, and (iv) awarding plaintiffs’ costs of the actions, including fees and expenses of their attorneys and experts.

On June 28, 2009, the parties entered into a Memorandum of Understanding pursuant to which Enterprise Products Partners, TEPPCO, EPCO, TEPPCO GP, all other individual defendants and the plaintiffs have proposed to settle the Merger Action and the Derivative Action.  The Memorandum of Understanding contemplated that the parties would enter into a stipulation of settlement within 30 days from the date of the Memorandum of Understanding.  On August 5, 2009, the parties entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) contemplated by the Memorandum of Understanding.  Pursuant to the Settlement Agreement, the board of directors of TEPPCO GP recommended to TEPPCO’s unitholders that they approve the adoption of the merger agreement and took all necessary steps to seek unitholder approval for the merger as soon as practicable.  Pursuant to the Settlement Agreement, approval of the merger required, in addition to votes required under TEPPCO’s partnership agreement, that the actual votes cast in favor of the proposal by holders of TEPPCO’s outstanding units, excluding those held by defendants to the Derivative Action, exceed the actual votes cast against the proposal by those holders.  The Settlement Agreement further provides that the Derivative Action was considered by TEPPCO GP’s Special Committee to be a significant TEPPCO benefit for which fair value was obtained in the merger consideration.

The Settlement Agreement is subject to customary conditions, including Delaware Court approval.  A hearing regarding approval of the Settlement Agreement by the Delaware Court was held on October 12, 2009, but the Delaware Court has yet to rule on the settlement.  There can be no assurance that the Delaware Court will approve the settlement in the Settlement Agreement.  In such event, the proposed

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

settlement as contemplated by the Settlement Agreement may be terminated.  Among other things, the plaintiffs’ agreement to settle the Derivative Action and Merger Action litigation, including their agreement to the fairness of the terms and process of the merger negotiations, is subject to (i) the drafting and execution of other such documentation as may be required to obtain final Delaware Court approval and dismissal of the actions, (ii) Delaware Court approval and the mailing of the notice of settlement which sets forth the terms of settlement to TEPPCO’s unitholders, (iii) consummation of the TEPPCO Merger and (iv) final Delaware Court certification and approval of the settlement and dismissal of the actions.  See Notes 1 and 16 for additional information regarding our relationship with TEPPCO, including information related to the TEPPCO Merger.

Additionally, on June 29 and 30, 2009, respectively, M. Lee Arnold and Sharon Olesky, purported unitholders of TEPPCO, filed separate complaints in the District Courts of Harris County, Texas, as putative class actions on behalf of other unitholders of TEPPCO, concerning the TEPPCO Merger (the “Texas Actions”).  The complaints name as defendants us, TEPPCO, TEPPCO GP, EPGP, EPCO, Dan L. Duncan, Jerry Thompson, and the board of directors of TEPPCO GP.  The allegations in the complaints are similar to the complaints filed in Delaware on April 29, 2009 and seek similar relief.  The named plaintiffs in the two Texas Actions (the “Texas Plaintiffs/Objectors”) have also appeared in the Delaware proceedings as objectors to the settlement of those cases which are awaiting court approval.  On October 7, 2009, the Texas Plaintiffs/Objectors and the parties to the Settlement Agreement entered into a Stipulation to Withdraw Objection (the “Stipulation”).  In accordance with the Stipulation, TEPPCO made certain supplemental disclosures and, if the Settlement Agreement obtains Final Court Approval (as defined in the Settlement Agreement), the Texas Plaintiffs/Objectors have agreed to dismiss the Texas Actions with prejudice and, pending such Final Court Approval, will take no action to prosecute the Texas Actions.

In February 2007, EPO received a letter from the Environment and Natural Resources Division of the U.S. Department of Justice related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”), and a previous release of ammonia on September 27, 2004 from the same pipeline.  EPO was the operator of this pipeline until July 1, 2008.  This matter was settled in September 2009, and Magellan has agreed to pay all assessed penalties.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against us and others on April 15, 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan. We have entered into a settlement agreement with the State that dismisses the suit and assesses a fine of approximately $0.2 million.

In January 2009, the State of New Mexico filed suit in District Court in Santa Fe County, New Mexico, under the New Mexico Air Quality Control Act.  The lawsuit arose out of a February 27, 2008 Notice Of Violation issued to Marathon Oil Corp. (“Marathon”) as operator of the Indian Basin natural gas processing facility located in Eddy County, New Mexico.  We own a 42.4% undivided interest in the assets comprising the Indian Basin facility.  The State alleges violations of its air laws, and Marathon is attempting to negotiate an acceptable resolution with the state.  The State seeks penalties and remedial projects above $0.1 million.  Marathon continues to work with the State to determine if resolution of the case is possible.  We believe that any potential penalties will not have a material impact on our consolidated financial position.

In connection with our dissociation from TOPS (see Note 6), Oiltanking filed an original petition against Enterprise Offshore Port System, LLC, EPO, TEPPCO O/S Port System, LLC, TEPPCO and TEPPCO GP in the District Court of Harris County, Texas, 61st Judicial District (Cause No. 2009-31367), asserting, among other things, that the dissociation was wrongful and in breach of the TOPS partnership agreement, citing provisions of the agreement that, if applicable, would continue to obligate Enterprise Products Partners and TEPPCO to make capital contributions to fund the project and impose liabilities on

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners and TEPPCO.  On September 17, 2009, Enterprise Products Partners and TEPPCO entered into a settlement agreement with certain affiliates of Oiltanking and TOPS that resolved all disputes between the parties related to the business and affairs of the TOPS project (including the litigation described above).

Regulatory Matters

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” or “GHGs” and including carbon dioxide and methane, may be contributing to climate change.  On April 17, 2009, the U.S. Environmental Protection Agency (“EPA”) issued a notice of its proposed finding and determination that emission of carbon dioxide, methane, and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere.  The EPA’s finding and determination would allow it to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act.  Although it may take the EPA several years to adopt and impose regulations limiting emissions of GHGs, any such regulation could require us to incur costs to reduce emissions of GHGs associated with our operations.  In addition, on June 26, 2009, the U.S. House of Representatives approved adoption of the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or “ACESA.”  ACESA would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs.  The U.S. Senate has also begun work on its own legislation for controlling and reducing emissions of GHGs in the United States.  Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs, and may have an adverse effect on our business and financial position.

Contractual Obligations

Scheduled maturities of long-term debt.  See Notes 10 and 16 for information regarding changes in our consolidated debt obligations.

Operating lease obligations.  During the second quarter of 2009, we entered into a 20-year right-of-way agreement with the Jicarilla Apache Nation in support of continued natural gas gathering activities on our San Juan gathering system in Northwest New Mexico.  Pending approval of this agreement by the U.S. Department of the Interior, our minimum lease obligations will be $3.0 million for the first year and $2.0 million per year for each of the next succeeding four years.  Aggregate minimum lease commitments are $43.3 million over the 20-year contractual term.  The agreement also provides for contingent rentals that are calculated annually based on actual throughput volumes and then current natural gas and NGL prices.  Our agreement with the Jicarilla Apache Nation does not provide for renewal options beyond the 20-year lease term.

Prior to May 2009, we leased rail and truck terminal facilities in Mont Belvieu, Texas from Martin.  At December 31, 2008, our remaining aggregate minimum lease commitments under this agreement were $56.8 million through the contractual term ending in 2023.  The lease agreement with Martin was terminated upon our acquisition of such facilities in May 2009.  See Note 8 for additional information regarding our acquisition of certain rail and truck terminal facilities from Martin.

Except for the foregoing, there have been no material changes in our operating lease commitments since December 31, 2008.

Purchase obligations.  Apart from that discussed below, there have been no material changes in our consolidated purchase obligations since December 31, 2008.

As a result of our dissociation from TOPS, capital expenditure commitments decreased by an estimated $203.0 million from that reported in this Current Report on Form 8-K under Exhibit 99.1.  See Note 6 for additional information regarding TOPS.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

In January 2008, TEPPCO entered into an amended throughput and deficiency agreement with Colonial Pipeline Company (“Colonial”) related to our Boligee river terminal.  Under terms of the agreement, Colonial agreed to provide transportation services to the Boligee terminal for a period of 10-years effective January 1, 2009.  The minimum annual throughput commitment to Colonial was approximately 8.0 million barrels of product.  We agreed to pay annual deficiency charges if it failed to meet its minimum annual volume throughput commitment.

The contractual annual minimum commitment of 8.0 million barrels was premised upon expected throughput volumes at the Boligee terminal, which was designed to serve several planned river terminals to be constructed. In September 2009, the expansion river terminal construction projects were suspended.  Based on the current level of terminal volumes, we forecast that the Boligee terminal will not be able to meet its annual minimum commitment to Colonial over the term of the contract.  As a result, we accrued a liability of $28.7 million for deficiency fees that it reasonably estimates will be incurred due to the expected level of throughput volumes at Boligee.  In accordance with applicable accounting standards, we will adjust its accrual if it determines that it is probable that the amount it is obligated to pay Colonial changes in the future.

At September 30, 2009, the accrued liability was recorded as a component of other current liabilities and other long-term liabilities, as appropriate, on our Unaudited Supplemental Condensed Consolidated Balance Sheet.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of September 30, 2009, claims against us totaled approximately $4.8 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to disputes against us is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our Unaudited Supplemental Condensed Consolidated Balance Sheet.

Note 15.   Significant Risks and Uncertainties

Insurance Matters

EPCO completed its annual insurance renewal process during the second quarter of 2009.  In light of recent hurricane and other weather-related events, the renewal of policies for weather-related risks resulted in significant increases in premiums and certain deductibles, as well as changes in the scope of coverage.

EPCO’s deductible for onshore physical damage from windstorms increased from $10.0 million per storm to $25.0 million per storm.  EPCO’s onshore program currently provides $150.0 million per occurrence for named windstorm events compared to $175.0 million per occurrence in the prior year.  With respect to offshore assets, the windstorm deductible increased significantly from $10.0 million per storm (with a one-time aggregate deductible of $15.0 million) to $75.0 million per storm.  EPCO’s offshore program currently provides $100.0 million in the aggregate compared to $175.0 million in the aggregate for the prior year.  For non-windstorm events, EPCO’s deductible for both onshore and offshore physical damage remained at $5.0 million per occurrence.  For certain of our major offshore assets, our producer customers have agreed to provide a specified level of physical damage insurance for named windstorms.  For example, the producers associated with our Independence Hub and Marco Polo platforms have agreed to cover windstorm generated physical damage costs up to $250.0 million for each platform.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Business interruption coverage in connection with a windstorm event remains in place for onshore assets, but was eliminated for offshore assets.  Onshore assets covered by business interruption insurance must be out-of-service in excess of 60 days before any losses from business interruption will be covered.  Furthermore, pursuant to the current policy, we will now absorb 50% of the first $50.0 million of any loss in excess of deductible amounts for our onshore assets.

In the third quarter of 2008, certain of our onshore and offshore facilities located along the Gulf Coast of Texas and Louisiana were damaged by Hurricanes Gustav and Ike.  The disruptions in hydrocarbon production caused by these storms resulted in decreased volumes for some of our pipeline systems, natural gas processing plants, NGL fractionators and offshore platforms, which in turn caused a decrease in gross operating margin from these operations.  As a result of our share of EPCO’s insurance deductibles for windstorm coverage, we expensed a combined cumulative total of $48.8 million of repair costs for property damage in connection with these two storms through September 30, 2009.  We continue to file property damage claims in connection with the damage caused by these storms.  We recognize business interruption proceeds as income when they are received in cash.

The following table summarizes proceeds we received during the nine months ended September 30, 2009 from business interruption and property damage insurance claims with respect to certain named storms:

Business interruption proceeds:
Hurricane Ike	$19.2
Property damage proceeds:
Hurricane Ivan	0.7
Hurricane Katrina	26.7
Total property damage proceeds	27.4
Total	$46.6

At September 30, 2009, we had $22.6 million of estimated property damage claims outstanding related to storms that we believe are probable of collection during the next twelve months and $45.2 million thereafter.  To the extent we estimate the dollar value of such damages, please be aware that a change in our estimates may occur, if and when additional information becomes available.

Credit Risk due to Industry Concentrations

On January 6, 2009, LyondellBasell Industries and its affiliates (“LBI”) announced that its U.S. operations had voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  At the time of the bankruptcy filing, we had approximately $10.0 million of net credit exposure to LBI.  We resolved our outstanding claims with LBI in October 2009 with no gain or loss being recorded in connection with the settlement.  We continue to do business with this important customer; however, we continue to monitor our credit exposure to LBI.

Note 16.  Subsequent Events

Issuance of Senior Notes Q and R

On October 5, 2009, EPO issued $500.0 million in principal amount of 10-year unsecured Senior Notes Q and $600.0 million in principal amount of 30-year unsecured Senior Notes R.  Senior Notes Q were issued at 99.355% of their principal amount, have a fixed interest rate of 5.25% and mature on January 31, 2020.  Senior Notes R were issued at 99.386% of their principal amount, have a fixed interest rate of 6.125% and mature on October 15, 2039.  Net proceeds from the issuance of Senior Notes Q and R were used (i) to repay $500.0 million in aggregate principal amount of Senior Notes F that matured in October 2009, (ii) to temporarily reduce borrowings outstanding under EPO’s Multi-Year Revolving Credit Facility and (iii) for general partnership purposes.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

Senior Notes Q and R rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  Senior Notes Q and R are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Completion of TEPPCO Merger

On October 26, 2009, the related mergers of Enterprise Products Partners’ wholly owned subsidiaries with TEPPCO and TEPPCO GP were completed.  Under terms of the merger agreements, TEPPCO and TEPPCO GP became wholly owned subsidiaries of Enterprise Products Partners and each of TEPPCO's unitholders, except for a privately held affiliate of EPCO, were entitled to receive 1.24 of Enterprise Products Partners’ common units for each TEPPCO unit.  In total, Enterprise Products Partners issued an aggregate of 126,932,318 common units and 4,520,431 Class B units (described below) as consideration in the TEPPCO Merger for both TEPPCO units and the TEPPCO GP membership interests.  TEPPCO’s units, which had been trading on the NYSE under the ticker symbol TPP, have been delisted and are no longer publicly traded.

A privately held affiliate of EPCO exchanged a portion of its TEPPCO units, based on the 1.24 exchange rate, for 4,520,431 of Enterprise Products Partners’ Class B units in lieu of common units.  The Class B units are not entitled to regular quarterly cash distributions for the first sixteen quarters following the closing date of the merger.  The Class B units automatically convert into the same number of common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing date of the merger.  The Class B units are entitled to vote together with the common units as a single class on partnership matters and, except for the payment of distributions, have the same rights and privileges as Enterprise Products Partners’ common units.

Under the terms of the TEPPCO Merger agreements, Enterprise GP Holdings received 1,331,681 of Enterprise Products Partners’ common units and an increase in the capital account of EPGP to maintain its 2% general partner interest in Enterprise Products Partners as consideration for 100% of the membership interests of TEPPCO GP.  Following the closing of the TEPPCO Merger, affiliates of EPCO owned approximately 31.3% of Enterprise Products Partners’ outstanding limited partner units, including 3.4% owned by Enterprise GP Holdings.

The post-merger partnership, which retains the name Enterprise Products Partners L.P., accesses the largest producing basins of natural gas, NGLs and crude oil in the U.S., and serves some of the largest consuming regions for natural gas, NGLs, refined products, crude oil and petrochemicals.  The post-merger partnership owns almost 48,000 miles of pipelines comprised of over 22,000 miles of NGL, refined product and petrochemical pipelines, over 20,000 miles of natural gas pipelines and more than 5,000 miles of crude oil pipelines.  The merged partnership’s logistical assets include approximately 200 MMBbls of NGL, refined product and crude oil storage capacity; 27 Bcf of natural gas storage capacity; one of the largest NGL import/export terminals in the U.S., located on the Houston Ship Channel; 60 NGL, refined product and chemical terminals spanning the U.S. from the west coast to the east coast; and crude oil import terminals on the Texas Gulf Coast.  The post-merger partnership owns interests in 17 fractionation plants with over 600 thousand barrels per day (“MBPD”) of net capacity; 25 natural gas processing plants with a net capacity of approximately 9 Bcf/d; and 3 butane isomerization facilities with a capacity of 116 MBPD. The post-merger partnership is also one of the largest inland tank barge companies in the U.S.

The merger transactions will be accounted for as a reorganization of entities under common control.  The financial and operating activities of Enterprise Products Partners, TEPPCO and Enterprise GP Holdings and their respective general partners, and EPCO and its privately held subsidiaries, are under the common control of Dan L. Duncan.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED SUPPLEMENTAL
CONDENSED CONSOLIDATED BALANCE SHEET

In connection with the TEPPCO Merger, EPO commenced offers in September 2009 to exchange all of TEPPCO’s outstanding notes for a corresponding series of new EPO notes.  The purpose of the exchange offer was to simplify our capital structure following the TEPPCO Merger.  The exchanges were completed on October 27, 2009.  The new EPO notes are guaranteed by Enterprise Products Partners L.P.    As presented in the following table, the aggregate principal amount of the TEPPCO notes was $2 billion, of which $1.95 billion was exchanged:

TEPPCO Notes Exchanged	Principal Amount Exchanged	Principal Amount Not Exchanged
7.625% Senior Notes due 2012	$490.5	$9.5
6.125% Senior Notes due 2013	182.5	17.5
5.90% Senior Notes due 2013	237.6	12.4
6.65% Senior Notes due 2018	349.7	0.3
7.55% Senior Notes due 2038	399.6	0.4
7.00% Junior Fixed/Floating Subordinated Notes due 2067	285.8	14.2
Total	$1,945.7	$54.3

The EPO notes issued in the exchange will be recorded at the same carrying value as the TEPPCO notes being replaced.  Accordingly, we will recognize no gain or loss for accounting purposes related to this exchange.  All note exchange direct costs paid to third parties will be expensed.

In addition to the debt exchange, we gained approval from the requisite TEPPCO noteholders to eliminate substantially all of the restrictive covenants and reporting requirements associated with the remaining TEPPCO notes.

Upon the consummation of the TEPPCO Merger, EPO repaid and terminated indebtedness under TEPPCO’s Revolving Credit Facility.